EXHIBIT 99.1

Innovation Pharmaceuticals Announces $7 million Milestone

Funding Agreement with Aspire Capital

$2 million Received on Signing the Agreement

BEVERLY, MA – June 28, 2018 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, today announced that it has entered into a Securities Purchase Agreement (the “Agreement”) with Aspire Capital Fund, LLC (“Aspire”). The Company received $2 million on signing the agreement selling 5,263,158 shares at price per share of $0.38 which was the closing price of the Company’s common stock on June 26, 2018. Under the Agreement the Company can receive an additional $5 million based on clinical, regulatory and business development milestones to be reached prior to September 30, 2018. The specific milestone payments are:

•	$1 million upon announcement of Breakthrough Therapy Designation from the FDA for Brilacidin as a potential treatment for oral mucositis (OM).

•	$2 million upon announcement of results from the recently completed Phase 2b trial of Prurisol as a potential treatment for moderate to severe chronic plaque psoriasis showing that the trial has met its primary endpoint.

•	$2 million upon announcement of the Company entering into a licensing arrangement with a pharmaceutical company for any of the Company’s clinical assets that will include an initial payment to the Company of an amount in the double-digits millions of dollars.

Each of the milestone payments will be made at a purchase price based on the five-day average of the closing prices of Company’s common stock at the time of each announcement without any discount to such five-day average.

“This investment from Aspire will enable us to fund our efforts for important clinical and regulatory progress. The near-term milestones to trigger funding under the Agreement have been an ongoing main focus for the Company. Based on the previously announced Phase 2 results in oral mucositis, we feel that the meaningful reduction in the incidence of severe OM and other favorable endpoints observed in the trial provide strong support for the potential granting of Breakthrough Therapy Designation. Thus, we continue to believe Brilacidin may represent a very promising treatment option for patients subject to this debilitating and painful disease. Additionally, we eagerly await pending results from the statistical analysis of the completed Prurisol Phase 2b trial and look forward to progress in shifting to oral dosing of Kevetrin since demonstrating positive modulation of p53 directly in ovarian cancer,” said Arthur P. Bertolino, MD, PhD, MBA, President and Chief Medical Officer of Innovation Pharmaceuticals.

“Aspire Capital has been a longtime shareholder and supporter of Innovation Pharmaceuticals. We are very pleased to provide the Company with additional financial support and flexibility as they approach several potentially transformational, near-term milestones,” said Steven G. Martin, Managing Member of Aspire Capital. “We believe the Company has a significant chance to achieve each of these milestones.”

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Under the Agreement, the Company has also issued to Aspire Capital 2,736,842 shares and warrants to purchase an additional 8 million shares of the Company’s common stock at a price of $0.38 as fee for its commitment to make the additional milestone payments.

For additional information about the Milestone Based Purchase Agreement with Aspire Capital, refer to the current report on Form 8-K filed on June 28, 2018 with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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About Innovation Pharmaceuticals

Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin-OM, an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infections. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations, and has successfully completed a Phase 2 trial in ovarian cancer. Prurisol, an oral psoriasis drug candidate acting through immune modulation and PRINS reduction, has now completed a Phase 2b trial and is awaiting statistical analysis. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals

Leo Ehrlich

info@IPharmInc.com

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